                                  EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES

                                                 Year Ended May 31,
                                              1994     1993      1992
                                             -------  -------   -------
                                            In thousands except per share

AVERAGE SHARES OUTSTANDING
Primary:
  Average shares outstanding                  11,208   10,976    10,918
  Stock options and other equivalents -
    treasury stock method using
    average market prices                        119      109       138
                                             -------  -------   -------
       TOTALS                                 11,327   11,085    11,056
                                             =======  =======   =======

 Fully diluted:
  Average common shares outstanding           11,208   10,976    10,918
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                      139      109       145
  Assumed conversion of 9% convertible
    subordinated debentures                    1,251       --        --
                                             -------  -------   -------
       TOTALS                                 12,598   11,085    11,063
                                             =======  =======   =======

INCOME APPLICABLE TO COMMON STOCK
 Primary:
  Net income                                 $25,751  $ 1,058   $ 1,920
  Adjustments:
    Dividend on preferred stock                  (30)     (30)      (30)
    Contingent price amortization                233      233       233
                                             -------  -------   -------
      NET INCOME                             $25,954  $ 1,261   $ 2,123
                                             =======  =======   =======

 Fully diluted:
  Net income                                 $25,751  $ 1,058   $ 1,920
  Adjustments:
    9% convertible subordinated debenture
     interest, net of federal income tax
     effect                                    1,728       --        --
    Dividend on preferred stock                  (30)     (30)      (30)
    Contingent price amortization                233      233       233
                                             -------  -------   -------
      NET INCOME                             $27,682  $ 1,261   $ 2,123
                                             =======  =======   =======

PER SHARE
 Primary:
   Net income per common share and
    common equivalent share                    $2.29     $.11      $.19
                                             =======  =======   =======

 Fully diluted:
   Net income per common share and
    dilutive common equivalent share           $2.20*    $.11      $.19
                                             =======  =======   =======

* Not separately disclosed on the Consolidated Statements of Income due to 9% convertible subordinated debentures being converted in April 1994. Supplemental earnings per share assuming such debentures were converted as of June 1993 is disclosed in long-term debt note to consolidated financial statements.